Exhibit (p)(12)

NEW SHERIDAN ADVISORS, LLC

Code of Ethics

Effective Date: February 8, 2012

Updated: July 8, 2014

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT				1

1	Introduction			1

2	Scope of the Code			1
	2.1	Supervision		2

3	Fiduciary Duty			2

4	Standards of Business Conduct			3
	4.1	Compliance with Securities Laws & Rules		3
	4.2	Conflicts of Interest		3
	4.3	Outside Business Activities		3
	4.4	Maintenance of Independence and Objectivity		4
		4.4.1	Gifts and Entertainment	4
		4.4.2	Exclusions	5
		4.4.3	Political Contributions	5
	4.5	Additional Standards		6

5	Personal Trading			6
	5.1	Access Person		6
		5.1.1	Current Access Persons	7
		5.1.2	Immediate Family	7
		5.1.3	Beneficial Owner	7
	5.2	Personal Securities Transactions Policy		7
		5.2.1	Prohibited Transactions	8
		5.2.2	Pre-Clearance of Trades	8
		5.2.3	Exceptions to the Personal Trading Policies	9
	5.3	Personal Accounts		9
		5.3.1	Personal Holdings Reports	9
		5.3.2	Personal Security Transaction Reports	10

6	Insider Trading			10
	6.1	Summary		11
		6.1.1	Insider	11
		6.1.2	Material	11
		6.1.3	Nonpublic	12
	6.2	Policies		12
	6.3	Procedures		12
	6.4	Questions about NSA’s Insider Trading Policy		13
	6.5	Violations of Insider Trading		13

7	Preserving Confidentiality			14

8	Reporting Violations			14
	8.1	Sanctions/Disciplinary Policy		14

9	Code of Ethics Amendments			14

10	Code of Ethics Acknowledgement			15

New Sheridan Advisors, Inc.	Page i

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1	Introduction

New Sheridan Advisors, Inc. (“NSA”) is an investment advisory firm registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (“the Act”). Pursuant to Rule 204A-1 of the Act, an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

NSA provides discretionary investment supervisory services to series funds (each referred to as a “Fund”) of Investment Managers Series Trust (the “Trust”), in accordance with a written agreement. The Trust is registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”).

NSA is responsible for making all investment decisions concerning the investment and reinvestment of the assets of the Funds in accordance with the Funds’ investment objectives and policies, outlined in the prospectus and statement of additional information. Additional services include, but are not limited to the placement of transactions for the purchase and/or sale of securities with a broker-dealer selected by NSA and providing the Trust with certain information and documents to help prepare and maintain its books and records.

2	Scope of the Code

NSA has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”), which will govern the activities of all “Supervised Persons” of the firm. In adopting the Code, NSA submitted the Code for review to and obtained the approval of the Trust’s Board of Trustees, in accordance with the Trust’s Code of Ethics (the “Fund Code”).

NSA’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of NSA and are subject to NSA’s supervision and control.

Candace Hamilton is the Chief Compliance Officer (“CCO”) for NSA. The CCO is responsible for the administration of NSA’s Compliance Program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Russell E. Hoss, the President of NSA, who will review such activities. The President will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity.

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining NSA’s high ethical standards. NSA recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, NSA reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

New Sheridan Advisors, Inc.	Page 1

In addition, certain Supervised Persons also will be considered “access persons” under the Fund Code, and are required to adhere to all the sections of the Fund Code. In accordance with the Fund Code, the Fund CCO will inform each such affected Supervised Person of their status as access person (“Fund Access Person”) and provide a copy of the then current Fund Code. The Fund CCO will also provide each Fund Access Person a copy of each amended Fund Code, thereafter.

2.1	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by NSA that are designed to prevent and detect such violations.

3	Fiduciary Duty

NSA is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised Persons of NSA will:

1.	Act for the benefit of NSA’s clients, and place the firm’s client’s interests before their own;
2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.	Conduct themselves with integrity, competence, and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.	Act with competence, use reasonable care and exercise independent professional judgment;
5.	Exercise independence in making investment decisions for clients;
6.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
7.	Eliminate or disclose all conflicts of interest;
8.	Safeguard and keep confidential nonpublic personal information of clients; and
9.	Comply with applicable federal securities laws.

Supervised Persons of NSA will not:

1.	Employ any device, scheme or artifice to defraud a client;
2.	Make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	Engage in any manipulative practice with respect to a client.

New Sheridan Advisors, Inc.	Page 2

4	Standards of Business Conduct

In reflection of its fiduciary duty, NSA adopts the following standards of business conduct.

4.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2	Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to NSA, and NSA will fully disclose material facts concerning that conflict to the client(s). NSA considers a “conflict of interest” to be any situation in which the Supervised Persons’ own interests could interfere with the Supervised Persons’ responsibilities as a representative of NSA. Supervised Persons shall also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing their activities and shall comply with any prohibitions on their activities if conflicts of interest exist. NSA expects Supervised Persons to report potential conflicts of interest to the CCO.

4.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. NSA encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, NSA recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of NSA and upon any change thereafter, all outside business activities. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by NSA without first receiving prior approval for the activity from the CCO. In addition, Supervised Persons, before taking a position on the board of a public company, must seek prior approval from the CCO. All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Supervised Persons must use the firm’s Outside Business Activity Report form to report each outside business activity. Decisions by the CCO will be included in the Supervised Person’s file.

New Sheridan Advisors, Inc.	Page 3

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;
2.	Active in any other business, including part-time, evening, or weekend employment;
3.	Serving as an officer, director or partner in any other entity;
4.	Ownership interest in any non-publicly traded company or other private, non-real property investment;
5.	Engaging in any public speaking or writing activities, or
6.	Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

4.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of NSA.

4.4.1	Gifts and Entertainment

NSA recognizes the potential for conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm. Therefore, NSA has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $300 per calendar year per entity, without prior approval from the CCO. All gifts given must be reported to the CCO. Supervised Persons will not make gifts to potential clients.

2.	Supervised Persons will not accept any gift or other items of value from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is in excess of $300 per calendar year per entity, without approval from the CCO. All gifts received must be reported to the CCO.

3.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

New Sheridan Advisors, Inc.	Page 4

4.	For purposes of this policy, charitable contributions shall be treated according to the same standards and dollar limits as gifts.

5.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. Generally, business entertainment of not more than $300 per individual is considered reasonable. NSA does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate NSA’s overriding principle stated above.

6.	NSA may occasionally cover travel, hotel, meals, transportation, and other related expenses for existing clients in connection with account reviews or other normal business functions requiring the client’s presence. Such expenses will not apply toward any maximum annual dollar amount but will be conducted according to the overriding principle stated above.

7.	Supervised Persons must report all gifts received to the CCO or her designee, who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value. NSA will also maintain a record of gifts and entertainment given in the firm’s financial records.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or NSA, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

4.4.2	Exclusions

The following items are not subject to NSA’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of NSA; and
3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

4.4.3	Political Contributions

Covered Associates are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of NSA, to any political party, elected official or candidate with the

New Sheridan Advisors, Inc.	Page 5

intention of obtaining or maintaining any business for NSA. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the Political Contributions policy in NSA’s P&P for complete policies and procedures with respect to political contributions.

A Covered Associate of an investment adviser is defined as:

1.	Any general partner, managing member or executive officer, or other individual with a similar status or function;
2.	Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and
3.	Any political action committee controlled by the investment adviser or by any of its Covered Associates.

4.5	Additional Standards

In addition to the standards as set forth according to the Code, certain individuals of NSA are also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the Chartered Financial Analyst Institute and the Fund Code, which has been adopted by the Trust’s Board of Trustees. As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the highest standard and more restrictive procedures in situations where there exists varying procedures or codes among multiple entities.

5	Personal Trading

NSA policy permits Supervised Persons who are Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with NSA’s fiduciary duty to its clients and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. NSA will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition below), are subject to review by the CCO or her designee.

Access Persons will disclose to NSA their holdings and transactions in securities or other investments for which they are a beneficial owner. Furthermore, Access Persons will obtain written pre-approval for initial public offerings (IPOs), limited offerings, and certain personal investments in accordance with the firm’s pre-clearance policies, as defined below.

5.1	Access Person

An Access Person is defined as follows:

1.	NSA’s directors and officers;

New Sheridan Advisors, Inc.	Page 6

2.	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or
3.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections outlined below, Access Persons accounts shall include accounts of immediate family (as defined below) or trusts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest (also defined below).

5.1.1     Current Access Persons

See the List of Functional Titles Log for a list of current Access Persons.

5.1.2     Immediate Family

For purposes of the Code, “immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

5.1.3     Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities, which may include but not be limited to any of the following: Securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

5.2	Personal Securities Transactions Policy

NSA has adopted restrictions on the personal trading activities of its Access Persons. Accounts that are managed by NSA, in which an Access Person has a beneficial interest, will be traded last in the rotation for aggregated or block trades (see Trade Allocation section below). For transactions in accounts not managed by NSA, Access Persons must first follow the requirements under prohibited transactions and pre-clearance of trades, if applicable, before transacting.

New Sheridan Advisors, Inc.	Page 7

5.2.1    Prohibited Transactions

Access Persons are prohibited from effecting any transactions in equity securities:

Which are part of the universe of securities considered for the mutual funds managed by NSA, i.e., investments permitted in the Fund’s investment guidelines, which may include, but are not limited to:

1.	Any companies located in China or its Special Administrative Regions;
2.	Companies located in India, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand, or Vietnam with a market capitalization between US $300 million to $5 billion;
3.	Any companies located in Mexico, Central America, or South America.

However, Access Persons may place personal transactions in securities within the universe above if the Portfolio Manager has determined that the security is not suitable for purchase by the Fund at the time under the Fund’s current investment objectives (e.g., the Portfolio Manager, as a matter of basic investment policy, determines that it is inappropriate to purchase for the Fund securities below a certain market capitalization or that do not meet certain liquidity measures). NSA has implemented this policy with consideration as to the Funds’ investment objectives and NSA’s investment research and management process.

Access Persons must obtain pre-clearance from the CCO before placing any transactions under these circumstances. The Portfolio Manager will document the reasons why a security is not appropriate for the Fund.

5.2.2    Pre-Clearance of Trades

No Access Person will effect in an account not under management by NSA, without obtaining the prior written approval of the CCO, any transactions in securities:

1.	Already owned by NSA clients,
2.	Relating to any security that the Access Person is aware is being considered for purchase or sale by NSA,
3.	Determined to be inappropriate for the Funds, as described above,
4.	Of any mutual fund to which NSA or an affiliate acts as investment manager,
5.	That are Initial Public Offerings (IPO), or
6.	That are limited offerings.

Access Persons desiring to transact in a security requiring pre-clearance, should submit a Request for Approval of Personal Securities Transactions form to the CCO for written or electronic approval. Pre-clearance of personal trades requested for benefit of the CCO’s personal account(s) shall be submitted to the President. The CCO or her designee shall maintain all requests and responses in a designated file.

New Sheridan Advisors, Inc.	Page 8

5.2.3	Exceptions to the Personal Trading Policies

The foregoing requirements are not applicable to transactions:

1.	Effected in any account over which neither NSA nor any Access Person of NSA has any direct or indirect influence or control;
2.	With respect to securities effected pursuant to an automatic investment plan;
3.	In securities that are:
a.	Direct obligations of the Government of the United States;
b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c.	Shares issued by money market funds;
d.	Shares issued by open-end funds (these do not include Exchange Traded Funds (ETFs) and reportable funds*); and
e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds*.

*Reportable funds include mutual funds of fund companies affiliated with NSA or to which NSA provides investment advice or other advisory services.

Under certain limited circumstances, exceptions may be made to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

5.3	Personal Accounts

To assist in the monitoring of employee trading, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO on at least a quarterly basis. The CCO will periodically review the trading activity for potential conflicts of interest or violation of the Code.

5.3.1	Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report. Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and
3.	The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).The CCO or her designee will conduct a periodic review of the holdings reports and

New Sheridan Advisors, Inc.	Page 9

brokerage statements for potential conflicts of interest or violations of the Code. The President will review the holdings of the CCO.

5.3.2	Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis. Access Persons must also report on a quarterly basis, any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Person to provide a signed Securities Transaction Report to the CCO no later than 30 days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the access person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer or bank with which the Access Person established the account.

The CCO will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades (as described above) and other potentially abusive practices. The President will review the transactions of the CCO.

6	Insider Trading

No Supervised Person, while in the possession of material nonpublic information (as defined below) about any company (including a registered investment company) (a “Company”), will for his/her portfolio or for the portfolios of others buy or sell the securities of that Company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or “tip” material nonpublic information about a Company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse

New Sheridan Advisors, Inc.	Page 10

of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

NSA has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of NSA are required to adhere to the firm’s policy.

6.1	Summary

Pursuant to Section 204A the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities (including mutual funds). Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a Company or about the market for that Company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

6.1.1	Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a Company who obtains material nonpublic information about that Company by virtue of his/her position or relationship with the Company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his corporation. A temporary insider is any person who receives material nonpublic information about a Company in the course of performing services for the Company. Temporary insiders may include, but are not limited to accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

6.1.2	Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s

New Sheridan Advisors, Inc.	Page 11

securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, mutual fund portfolio holdings, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

6.1.3	Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the SEC, or by appearance in publications of general circulation.

6.2	Policies

All Supervised Persons must adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by NSA to handle such matters.

2.	No Supervised Person, while in the possession of material nonpublic information about a Company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that Company (or derivatives of such securities) until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person will communicate or “tip” material nonpublic information about a Company to any person except for lawful purposes.

4.	Supervised Persons will adhere to the firm’s policies and procedures regarding insider information. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

5.	No person associated with NSA shall disclose material nonpublic information about a Company or the market for that Company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of NSA.

6.3	Procedures

1.	Every supervised person is required to disclose any outside business activities to the CCO.

2.	Every supervised person must disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

New Sheridan Advisors, Inc.	Page 12

3.	If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a Company about which the Supervised Person may have potential insider information, or derivatives of such securities, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:
a.	Report the matter immediately to the CCO;
b.	Not purchase, sell or recommend securities or derivatives of such securities, on behalf of him/herself or others, including accounts managed by NSA;
c.	Not communicate the information inside or outside NSA other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.	NSA will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received, read, understood, and will comply with the firm’s Code.

6.	NSA will periodically review and update as necessary NSA’s insider trading policies to reflect regulatory, business, or industry changes.

7.	NSA’s CCO will review Access Person’s holdings and transaction reports for potential violations of the policy.

6.4	Questions about NSA’s Insider Trading Policy

While compliance with the law and with NSA’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by NSA to respond to such questions.

6.5	Violations of Insider Trading

Violations of NSA’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

New Sheridan Advisors, Inc.	Page 13

7	Preserving Confidentiality

Supervised Persons will preserve the confidentiality of information communicated by clients, prospects, or employers unless they receive information concerning illegal activities on the part of the client prospect, or employer. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

NSA has implemented policies and procedures, which are outlined in NSA’s compliance policies & procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to NSA personnel who need that information to provide services to those clients.

8	Reporting Violations

Supervised Persons must report any violations of the Code or of any securities laws, rules, or regulation to the CCO promptly. Reporting may be on anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is a violation of this Code.

The CCO will be responsible for addressing each such violation as appropriate for the circumstances and will utilize any or all of the sanctions described below. In addition, in accordance with the Fund Code, the CCO will promptly report to the Fund CCO and Board of Trustees each violation and the steps taken to help ensure the violation(s) do not happen again, including any sanctions levied.

8.1	Sanctions/Disciplinary Policy

The CCO may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.	Cancel trades, disgorge profits and/or sell positions
2.	Letter of caution
3.	Admonishment
4.	Fine, disgorgement
5.	Suspension of personal trading privileges
6.	Suspension of employment
7.	Termination
8.	Report violation to regulatory authorities

9	Code of Ethics Amendments

In accordance with the Fund Code, the CCO or her designee will submit all material amendments of the Code to the Fund CCO and Board of Trustees for review and approval.

New Sheridan Advisors, Inc.	Page 14

10	Code of Ethics Acknowledgement

NSA will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended. Each Supervised Person must acknowledge, in writing, that he or she has received a copy of the Code and any amendments thereto promptly after each copy is distributed.

New Sheridan Advisors, Inc.	Page 15

NEW SHERIDAN ADVISORS, INC.

Code of Ethics Acknowledgement

All Supervised Persons are required to read, understand, and verify receipt of the Code of Ethics. The Code of Ethics acknowledges our fiduciary duty to clients and sets forth the standard of business conduct we expect of our Supervised Persons.

Certification:

I hereby acknowledge receipt of a copy of the Code of Ethics. I further acknowledge that I have read and understood the Code, and will comply accordingly, and that I have had the opportunity to address any questions with the Chief Compliance Officer concerning its contents.

Print Name	Signature	Date

New Sheridan Advisors, Inc.	Page 16